PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	November 1,	November 2,	November 1,	November 2,
	2015	2014	2015	2014
Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc. Shareholders

GAAP net income attributable to Photronics, Inc. shareholders	$18,623	$4,277	$44,625	$25,996

(a) Financing expenses, net of tax	-	-	901	-

(b) Gain on acquisition, net of tax	-	-	-	(16,372)

(c) Acquisition transaction expenses, net of tax	-	-	-	2,455

Non-GAAP net income attributable to Photronics, Inc. shareholders	$18,623	$4,277	$45,526	$12,079

Reconciliation of GAAP to Non-GAAP Net Income
Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	78,631	64,085	78,383	66,679

Non-GAAP	78,631	64,085	78,383	62,734

Net income per diluted share

GAAP	$0.25	$0.07	$0.63	$0.41

Non-GAAP	$0.25	$0.07	$0.64	$0.19

(a)	Represents financing expenses related to the exchange of $57.5 million of 3.25% convertible senior notes, recorded in other expense, net

(b)	Represents gain on acquisition of DNP Photomask Technology Taiwan Co., Ltd (DPTT), a wholly-owned subsidiary of Dai Nippon Printing Co., Ltd.

(c)	Represents transaction expenses in connection with the acquisition of DPTT